NEWS RELEASE

STANDEX INTERNATIONAL CORPORATION ● SALEM, NH 03079 ● TEL (603) 893-9701 ● FAX (603) 893-7324 ● WEB www.standex.com

Contact:

Thomas DeByle, CFO

FOR IMMEDIATE RELEASE

(603) 893-9701

e-mail:  InvestorRelations@Standex.com

STANDEX AMENDS AND EXTENDS EXISTING REVOLVING CREDIT FACILITY

Increases Facility Limit to $400 Million from $225 Million to Support Growth Plans

SALEM, NH – December 19, 2014 . . . . Standex International Corporation (NYSE:SXI) today announced that it has amended its $225 million unsecured revolving credit facility on improved terms, including an increase in the maximum borrowing amount to $400 million and an extension of the agreement through December 2019.

“The terms of this amended and extended credit facility provide us increased flexibility to fund opportunities that strengthen our core segments, and that present attractive paybacks in line with our disciplined capital deployment strategy1” said Standex CEO David Dunbar.  “In addition to the increased liquidity this facility provides, it also locks in current credit borrowing spreads in a favorable credit market.1”

Under the amended agreement, at the Company’s current leverage level, the agreement carries an interest rate of LIBOR plus 100 basis points per annum, plus 0.1% of undrawn fees.  The covenants of the agreement remain substantially similar to those of the previous credit facility, and the Company’s ability to borrow under the facility remains  subject to continued compliance with all covenants under the agreement.

Citizens Bank, N.A. acted as lead arranger and the administrative agent for the agreement with Bank of America, N.A. and TD Bank, N.A. acting as joint lead arrangers.  JPMorgan Chase Bank, N.A. and Branch Banking & Trust Company were appointed co-documentation agents.

About Standex

Standex International Corporation is a multi-industry manufacturer in five broad business segments: Food Service Equipment Group, Engineering Technologies Group, Engraving Group, Electronics Products Group, and Hydraulics Products Group with operations in the United States, Europe, Canada, Australia, Singapore, Mexico, Brazil, Argentina, Turkey, South Africa, India and China. For additional information, visit the Company's website at www.standex.com.

1Safe Harbor Language

Statements in this news release include, or may be based upon, management's current expectations, estimates and/or projections about Standex's markets and industries. These statements are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may materially differ from those indicated by such forward-looking statements as a result of certain risks, uncertainties and assumptions that are difficult to predict. Among the factors that could cause actual results to differ are the impact of implementation of government regulations and programs affecting our businesses, unforeseen legal judgments, fines or settlements, uncertainty in conditions in the financial and banking markets, general domestic and international economy including more specifically increases in raw material costs, the ability to continue to successfully implement productivity improvements, increase market share, access new markets, introduce new products, enhance our presence in strategic channels and the other factors discussed in the Annual Report of Standex on Form 10-K for the fiscal year ending June 30, 2014, which is on file with the Securities and Exchange Commission, and any subsequent periodic reports filed by the Company with the Securities and Exchange Commission. In addition, any forward-looking statements represent management's estimates only as of the day made and should not be relied upon as representing management's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company and management specifically disclaim any obligation to do so, even if management's estimates change.